Exhibit 2.1

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of November 2008, by and among NeoStem, Inc., a Delaware corporation (“NeoStem”), China StemCell Medical Holding Limited, a Hong Kong company (the "HK Entity"), Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company (the "Institute Co. ") (its preexistence is Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine, “Institute”), Beijing HuaMeiTai Bio-technology Limited Liability Company (“WFOE”) and Zhao Shuwei (“HK Shareholder”).

WITNESSETH

WHEREAS, NeoStem is a publicly-held corporation organized under the laws of the State of Delaware engaged in a platform business of operating a commercial autologous adult stem cell bank, is pioneering the pre-disease collection, processing and long-term storage of stem cells from adult donors for use for their own future medical treatment and has entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate very small embryonic-like stem cells;

WHEREAS, HK Entity is a private company organized under the laws of Hong Kong for the purpose of assuming, through a wholly foreign-owned enterprise organized under the laws of the People's Republic of China (the "WFOE"), the management of the business activities of Institute Co., a limited liability company organized under the laws of the People's Republic of China engaged in the business of research, development popularization and transference of regenerative medicine technology (except for those items for which it does not have special approval);

WHEREAS, following the satisfaction of certain conditions, NeoStem desires to acquire 100% of the issued and outstanding shares of capital stock of the HK Entity from the HK Shareholder in exchange (the “Exchange”) for the issuance by NeoStem of shares of common stock, $.001 par value, of NeoStem (the "NeoStem Common Stock"), and the HK Shareholder desire to exchange his shares of capital stock of the HK Entity for shares of NeoStem Common Stock, subject to and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a subsidiary of the first Person, a Person of which the first Person is a subsidiary, or another Subsidiary of a Person of which the first Person is also a subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Ancillary Agreements” means the Employment Agreement, the Escrow Agreement and any other agreement which is required to be executed to effect the transactions contemplated herein.

“Business” means the business and operations of the Seller Group as previously or currently conducted or contemplated to be conducted.

“Business Day” shall mean any calendar day that is not a Saturday, Sunday, public holiday under the laws of the state of New York, or a day on which banks located in the city of New York are authorized or required to be closed.

“Code” means the Internal Revenue code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contract” means all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified, that are of the types listed in clauses (a) through (m) below:

(a) leases, subleases, licenses, occupancy agreements, permits, franchises, insurance policies, agreements, Governmental Approvals and other Contracts concerning or relating to the Real Property;

(b) employment, consulting, severance, agency, bonus, compensation, or other trusts, funds and other contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding), including sales agency or distributorship agreements or arrangements for the sale of any of the products or services of any such party; loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the borrowing of money or obtaining of or extension of credit;

(c) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

(d) joint venture, partnership and similar contracts involving a sharing of profits or expenses;

(e) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, lease or disposition of any such party, any material assets or properties (other than sales of inventory made in the ordinary course of business), any business, or any capital stock of or other interest in any such party, within the last ten years, or involving continuing indemnity or other obligations;

(f) Contracts prohibiting or materially restricting the ability of any such party, to engage in any business or operate in any geographical area or to compete with any Person;

(g) orders and other contracts for the purchase or sale of materials, supplies, products or services, involving aggregate payments in excess of $50,000;

(h) orders and other Contracts with or for the direct or indirect benefit of any Person in the Seller Group or any Affiliate thereof (whether or not legally binding);

(i) Contracts providing for future payments that are conditioned, in whole or in part, on a change in control of any such party;

(j) powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction;

(k) Contracts not entered into in the ordinary course of business;

(l) Contract or series of related contracts with respect to which the aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $25,000 per annum or an aggregate of $50,000 under the term of the contract; and

(m) Contracts that are or will be material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of any such party.

“Employment Agreement” shall have the meaning set forth in Section 6.1(e) herein.

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restriction or limitations of any nature whatsoever, including but not limited to such Encumbrances as may arise under any contract; however, does not include any such encumbrance, charge or other restriction or limitations arising under or as contemplated by the Loan Agreement (as defined herein).

“Environmental Laws” means all Laws relating to the protection of the environment, to human health and safety, or to any Environmental activity, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, Environmental Protection Law of the People's Republic of China, Law of the People's Republic of China on Appraising of Environmental Impacts, Law of the People's Republic of China on the Prevention and Control of Environmental Pollution By Solid Waste, , (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

“FCPA” mean the U.S. Foreign Corrupt Practices Act of 1977.

“Government Approval” means any consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the British Virgin Islands, Hong Kong, the People's Republic of China, or the United States, any state or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization thereof.

“Hazardous Materials” means any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon as or related materials (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

“Indebtedness” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Intellectual Property” means the United States and foreign trademarks, service marks, collective marks, certification marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing or the equivalent under the laws of the People's Republic of China, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, or the equivalent under the laws of the People's Republic of China, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Leases” means the real property leases, subleases, licenses and occupancy agreements pursuant to which any Person in the Seller Group is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

“Leased Real Property” means all interests leased pursuant to the Leases.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change, development or effect that is or may be materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets), liabilities or prospects of any Person in the Seller Group or (b) material impairment of the ability of any Person in the Seller Group to perform its respective obligations hereunder or under the Ancillary Agreements.

“Organizational Documents” means, as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

“Owned Real Property” means the real property owned by any Person in the Seller Group, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by any Person in the Seller Group and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Permitted Encumbrance” means (a) Encumbrances reserved against in the most recent balance sheet, to the extent so reserved, (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on books of any Person in the Seller Group in accordance with U.S. GAAP, or (c) those Encumbrances that (i) are set forth in Schedule 3.11(b) and (ii) individually and in the aggregate with all other Permitted Encumbrances, do not and will not materially detract from the value of any of the property or assets of any Person in the Seller Group, or materially interfere with the use thereof as currently used or contemplated to be used, or otherwise have or result in a Material Adverse Effect.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeing, dispersal, leeching, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Representatives” means, as to any Person, its accountants, counsel, consultants, officers, directors, employees, agents and other advisers and representatives.

“Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Seller Group” means the HK Entity, the WFOE, the Institute Co., the shareholder of the Institute and each of their respective Subsidiaries and any other entity that is an Affiliate thereof or any of its Subsidiaries. Unless the context expressly indicates to the contrary, each reference herein to the Seller Group constitutes a reference to the HK Entity, the HK Entity, the Institute and each other Person that is part of the Seller Group. Any reference herein to a “Person in the Seller Group” refers to each of, the HK Entity, the Institute Co., each of their Subsidiaries and any other entity that is an Affiliate thereof or any of its Subsidiaries.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“$” or “US$” means United States Dollars.

ARTICLE II
PLAN OF EXCHANGE

Section 2.1 The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the HK Shareholder shall assign, transfer and deliver to NeoStem, free and clear of all Encumbrances, an aggregate of ten thousand (10,000) shares of HK Common Stock (as defined herein) (collectively, the "HK Shares"), which HK Shares shall constitute all of the issued and outstanding shares of capital stock of the HK Entity. In exchange for the HK Shares, NeoStem shall issue to the HK Shareholder an aggregate of up to five million (5,000,000) shares of NeoStem Common Stock (the “Exchange Shares”), which shall be issuable as follows:

(i) NeoStem shall issue an aggregate of four million (4,000,000) shares of NeoStem Common Stock to the HK Shareholder, the certificate for which shall be delivered to the HK Shareholder at the Closing;

  (ii) at the Closing, NeoStem shall issue an aggregate amount of one million (1,000,000) shares of NeoStem Common Stock to the HK Shareholder (collectively, the "Escrow Shares"), the certificates for which shall be deposited with the Escrow Agent (as defined below) in accordance with Section 2.2.

(b) At the Closing, each of the HK Shareholder shall deliver to NeoStem certificates representing his or her shares of capital stock of the HK Entity duly endorsed or accompanied by stock powers duly endorsed in blank, or if certificates are not then available, affidavits of loss in a form reasonably acceptable to NeoStem in lieu thereof, which in the aggregate shall represent 100% of the equity securities of the HK Entity.

Section 2.2 Escrow Certificates.

At the Closing, NeoStem shall deliver to an escrow agent to be mutually agreed to by the HK Shareholder and NeoStem prior to the Closing (the “Escrow Agent”), certificates representing the Escrow Shares (the "Escrow Certificates"), which Escrow Certificates shall be held and disbursed by the Escrow Agent in accordance with and subject to the terms and conditions of an escrow agreement among NeoStem, the HK Shareholder and the Escrow Agent, in the form of Exhibit A attached hereto (the “Escrow Agreement”). The Escrow Agreement shall provide for release of Escrow Certificates as follows (i) 500,000 Escrow Shares shall be released from escrow within 30 days after the first 50,000,000 RMB sales revenue are achieved in China by the Institute Co. (the "Revenue Milestone") and (ii) 500,000 Escrow Shares shall be released within 30 days after the last of three specimen collection and storage banks in three provinces in China (i.e., one such bank in each such province) is established by the Institute Co. (the "Storage Bank Milestone"). 500,000 Escrow Shares shall revert to NeoStem if the Revenue Milestone is not met on or before December 31, 2009 and 500,000 Escrow Shares shall revert to NeoStem if the Storage Bank Milestone is not met on or before the date of the second anniversary of the Closing. The fees and expenses of the Escrow Agent shall be borne 50% by NeoStem and 50% by the HK Shareholder in accordance with the terms and conditions of the Escrow Agreement.

Section 2.3 Closing.

The closing (“Closing”) of the transactions contemplated by this Agreement shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five Business Days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as NeoStem and the HK Entity and the HK Shareholder may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.”

Section 2.4 Closing Events.

At the Closing, NeoStem, the HK Entity and the HK Shareholder shall execute, acknowledge, and deliver (or the HK Entity shall cause the HK Entity, the Institute Co. or the WFOE to execute, acknowledge, and deliver), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HK ENTITY

The HK Entity, the Institute Co. and the HK Shareholder, jointly and severally, hereby represent and warrant to NeoStem as follows:

Section 3.1 Corporate Status.

(a) Each Person in the Seller Group is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Each of the WFOE and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to conduct its business, enter into the contracts, including without limitation the VIE Documents (as defined herein), and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

(b) The HK Entity, the Institute Co. and the HK Shareholder have delivered to NeoStem complete and correct copies of the Organizational Documents of each Person in the Seller Group.

Section 3.2 Organizational Matters.

(i) The Institute has completed the formation of a new limited liability company organized under the laws of the People's Republic of China and has completed the reformation process whereby the Institute shall have been converted into such limited liability company. The Institute Co. has obtained all applicable governmental consents and approvals in connection therewith.

(ii) The HK Entity has established the WFOE in accordance with the laws of the People's Republic of China for the purposes of assuming management of the business activities of the Institute. The HK Entity, the Institute Co. and the HK Shareholder have obtained all applicable governmental consents and approvals in connection therewith.

(iii) The following documents have been duly executed and delivered by the parties thereto: (a) Power of Attorney, substantially in the form of Exhibit B attached hereto (b) Exclusive Technical and Consulting Service Agreement, substantially in the form of Exhibit C hereto, (c) Loan Agreement, substantially in the form of Exhibit D hereto, (d) Share Pledge Agreement, substantially in the form of Exhibit E attached hereto, and (e) Exclusive Option Agreement, substantially in the form of Exhibit F attached hereto (collectively, the "VIE Documents").

Section 3.3 Authorization.

(a) Each of the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co. has full corporate power or power and authority to execute and deliver this Agreement, the Ancillary Agreements and the VIE Documents to which it shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Agreements or the VIE Documents to which the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co. shall be a party, the performance of the obligations of the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co. hereunder and thereunder, and the consummation by the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co. of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co.. Each of the HK Entity, and the Institute Co. has duly executed this Agreement and each of the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co, has duly executed the VIE Documents. On the Closing Date, each of the HK Entity, and the Institute Co. will have duly executed and delivered the Ancillary Agreements to which it shall be a party. This Agreement constitutes, and each such VIE Document, Ancillary Agreement or other instrument when so executed and delivered will constitute the legal, valid and binding obligation of each of the HK Entity, the WFOE, the Institute Co. and the shareholder of the Institute Co., enforceable against it in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) The HK Shareholder has the capacity to execute and deliver this Agreement and the other Ancillary Agreements to which he or she is a party and to perform his or her obligations hereunder and thereunder. No HK Shareholder is under any impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit the ability of him or her to perform his or her obligations under this Agreement or the other Ancillary Agreements to which he or she is a party. Each of this Agreement and the other Ancillary Agreements to which the HK Shareholder is a party constitutes a valid and binding obligation of such HK Shareholder enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.4 Consents. (a) Except as disclosed on Schedule 3.4(a), no Government Approval or other consent is required to be obtained or made the HK Entity, the Institute Co. or the HK Shareholder in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) Each Person in the Seller Group and the HK Shareholder is in compliance with all Governmental Approvals and other consents held by any member thereof. There is no Litigation pending or, to the knowledge of any Person in the Seller Group or any HK Shareholder, threatened, that would result in the revocation, cancellation, suspension or modification or nonrenewal of any such Governmental Approval or consent; no Person in the Seller Group nor any HK Shareholder has been notified that any such Governmental Approval or consent will be modified, suspended, canceled or cannot be renewed in the ordinary course of business; and there is no reasonable basis for any such revocation, cancellation, suspension, modification or nonrenewal. The execution, delivery and performance of this Agreement, the Ancillary Agreements and the VIE Documents and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

(c) Governmental Filings. Each registration, report, statement, notice or other filing required to be filed by any Person in the Seller Group or the HK Shareholder with any Governmental Authority under any applicable Law has been timely filed, and when filed complied and continues to comply with applicable Law. As of their respective dates, none of such registrations, reports, statements, notices or other filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.5 Noncontravention. The execution, delivery and performance of this Agreement and, as applicable the VIE Documents and the Ancillary Agreements by the HK Entity, the WFOE, the HK Shareholder, the Institute Co. and the shareholder of the Institute Co., and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right of claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Encumbrance (or any obligation to create any Encumbrance) upon any of the properties or assets of any Person in the Seller Group or the HK Shareholder under, (a) any Law applicable to any Person in the Seller Group or the HK Shareholder or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of any Person in the Seller Group or (c) any contract, or any other agreement or instrument to which any Person in the Seller Group or the HK Shareholder is a party or by which any of their respective properties or assets may be bound.

Section 3.6 Capitalization.

 (a) The authorized capital stock of the HK Entity consists of 10,000 shares of common stock, par value HK$1.00 per share (the "HK Common Stock"), of which 10,000 shares are issued and outstanding. All of the shares of HK Common Stock issued and outstanding have been duly authorized and validly issued and are fully paid and nonassessable. All the issued and outstanding shares of HK Common Stock are owned, beneficially and of record, by the BVI Entity, free and clear of any Encumbrances. There are no preemptive of similar rights on the part of any holders of any class of securities of the HK Entity. No subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any Person to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of securities of the HK Entity, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefore has been given. There are no outstanding contractual or other rights or obligations to or of Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of the HK Entity.

(c) The authorized registered capital of the WFOE is U.S. $150,000 (the "WFOE registered capital "). The WFOE registered capital has been duly authorized and paid according to PRC laws and nonassessable as more particularly set forth in Schedule 3.6(c). All shares of WFOE are owned, beneficially and of record, by the HK Entity, free and clear of any Encumbrances. There are no outstanding contractual or other rights or obligations to or of Person to repurchase, redeem or otherwise acquire any equity interests of the WFOE.

Section 3.7 Subsidiaries. The HK Entity is established by the HK Shareholder, and the WFOE is a direct wholly-owned subsidiary of the HK Entity. Except the WFOE the HK entity does not owns, holds or has any properties or assets (whether tangible or intangible) or any liabilities or obligations of any nature whatsoever, other than liabilities associated with its formation or continuation of its corporate existence (other than liabilities relating to Tax).

Section 3.8 Delivery of Financial Statements. (a) The Seller Group has delivered to NeoStem the unaudited balance sheets of the Institute as of June 30, 2008 and December 31, 2007 and the related unaudited statement of operations for the six months ended June 30, 2008 and the year ended December 31, 2007.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles in the Peoples Republic of China ("PRC GAAP"). The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of the Institute. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Institute had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets prepared in accordance with PRC GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of the Institute in accordance with PRC GAAP. The statements of operations reflect fairly the information required to be set forth therein PRC GAAP.

(c) Each Person in the Seller Group and the HK Shareholder has or will provide all financial and other information to NeoStem as is necessary to include in NeoStem's SEC Reports (as defined in Section 4.1), including without limitation, any Proxy Statement and/or Registration Statement (each, as defined herein) that may be filed to, among other things, obtain shareholder approval for the transactions contemplated by this Agreement.

(d) Each Person in the Seller Group and HK Shareholder has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and each Person in the Seller Group has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in the financial statements for all Governmental fees and taxation.

(d) The books and records, financial and otherwise, of the Institute Co. are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of the Institute Co.'s assets are reflected on its financial statements, and except as set forth in Schedule 3.8 (e) or the financial statements of the Institute or the notes thereto, the Institute Co. has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.9 Absence of Certain Changes. Since the date of the most recent audited balance sheet and until the Closing Date, the Institute Co. has conducted and will conduct its business only in the ordinary course consistent with prior practice and there has not been any:

(a) change in the authorized or issued capital stock of any Person in the Seller Group; grant of any stock option or right to purchase shares of capital stock of any Person in the Seller Group; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Person in the Seller Group of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of such capital stock;

(b) amendment to the Organizational Documents of any Person in the Seller Group;

(c) payment or increase by any Person in the Seller Group of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business consistent with prior practice) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Person in the Seller Group;

(e) damage to or destruction or loss of any asset or property of any Person in the Seller Group, whether or not covered by insurance, that individually or in the aggregate could become or result in a Material Adverse Effect;

(f) sale (other than sales of inventory in the ordinary course of business consistent with prior practice), lease, or other disposition of any asset or property or mortgage, pledge, or imposition of any Encumbrance on any asset or property with a value to any Person in the Seller Group in excess of $10,000;

(g) cancellation or waiver of any claims or rights with a value to any Person in the Seller Group in excess of $10,000;

(h) change in the accounting methods used by any Person in the Seller Group; or

(i) agreement, whether oral or written, by any Person in the Seller Group to do any of the foregoing.

Section 3.10 Litigation. There is no Litigation pending or, to the knowledge of any Person in the Seller Group or the HK Shareholder, threatened by, against or affecting any Person in the Seller Group, the HK Shareholder or any of their respective properties or assets that, individually or in the aggregate, could materially impair the ability of any Person in the Seller Group to perform its respective obligations hereunder or under any Ancillary Agreement, or have or result in a Material Adverse Effect. There are no outstanding judgments, decrees, orders or injunctions issued by any Governmental Authority against any Person in the Seller Group or the HK Shareholder.

Section 3.11 Assets. Each Person in the Seller Group and the HK Shareholder owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (the “Assets”). Each Person in the Seller Group has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, each of its Assets, including but not limited to all such Assets reflected in the most recent balance sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Encumbrance, except Permitted Encumbrances. Each Person in the Seller Group has maintained all tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. Schedule 3.11(a) sets forth a list of all tangible Assets, including but not limited to buildings, machinery, equipment and motor vehicles, and identifies the location of such Assets and there are no Encumbrances on the Assets.

Section 3.12 Real Property. (a) Owned Real Property. No Person in the Seller Group owns any Real Property.

(b) Leases. Schedule 3.12(b) contains a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease. Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto. No Person in the Seller Group was, and no other party was, in default, violation or breach in any respect under any Lease, and no event has occurred and has been continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. Each Lease has granted the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Each Person in the Seller Group had good and valid title to the leasehold estate under its respective Leases free and clear of any Encumbrances other than Permitted Encumbrances, and each Person in the Seller Group enjoyed peaceful and undisturbed possession under its respective Leases for the Leased Real Property. With respect to any and all Leases between any Person in the Seller Group and any of its respective Affiliates, each such Lease is on terms and conditions as favorable to the relevant Person in the Seller Group as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than any of its Affiliates.

(c) Fee and Leasehold Interests, etc. The Real Property constitutes all the fee and leasehold interests in real property held by the Seller Group, and constituted all of the fee and leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

(d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Seller Group or the HK Shareholder, threatened affecting any portion of the Real Property. There exist no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

(e) Current Use. The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. There was no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects the Real Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

(f) Real Property Taxes. Each parcel included in the Real Property has been assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

Section 3.13 Contracts. (a) Schedule 3.13(a) contains a complete and correct list of all Contracts of each Person in the Seller Group that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Seller Group; or (iii) obligate any Person in the Seller Group to share, license or develop any product or technology (except licenses granted in the ordinary course of business). For the purposes of this Section 3.13, “material” shall mean (i) reasonably likely to result in consideration to any Person in the Seller Group, or imposing liability or contingent liability on any Person in the Seller Group, in excess of $25,000 in each case or $250,000 in the aggregate in the current fiscal year, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Person in the Seller Group’s right to offer or sell products or services, (iii) not in the ordinary course of business or (iv) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

(b) Enforceability. All contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, could not have or result in a Material Adverse Effect, or materially impair the ability of the Seller Group to perform its respective obligations hereunder. Except as set forth in Schedule 3.13(a), there did not exist under any contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any Person in the Seller Group or any other Person. Except as set forth in Schedule 3.12(b), the enforceability of all contracts will not be affected in any manner by the execution, delivery or performance of this Agreement, and no contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.14 Intellectual Property. (a) Schedule 3.14(i) sets forth a complete and correct list of all Intellectual Property that is owned by each Person in the Seller Group, which is material to the Business (the “Owned Intellectual Property”). The Owned Intellectual Property constitutes all Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to the Business, except for the Intellectual Property described on Schedule 3.14(ii). The Seller Group has the right to use all Intellectual Property described on Schedule 3.14(ii). Schedule 3.14(iii) sets forth a complete and correct list of all written or oral licenses and arrangements material to the Business, (i) pursuant to which the use by any Person of Intellectual Property is permitted by each Person in the Seller Group and (ii) pursuant to which the use by each Person in the Seller Group of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). All Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Encumbrances. Neither any Person in the Seller Group nor, to the knowledge of the Seller Group or the HK Shareholder, any other party is in default under any Intellectual Property License, and no such default is currently threatened. The conduct of the Business does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 3.14(iv). To the knowledge of the Seller Group or any BVI Shareholder, none of the Owned Intellectual Property or the Intellectual Property Licenses is being infringed by third parties. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of the Seller Group or any BVI Shareholder, threatened, that challenges the rights of any Person in the Seller Group in respect of any Owned Intellectual Property or Intellectual Property License, or that claims that any default exists under any Intellectual Property License. None of the Owned Intellectual Property or the Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Authority. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the State Intellectual Property Office of the People's Republic of China, the National Copyright Administration of the People's Republic of China and the Trademark Office of State Administration for Industry & Commerce of the People's Republic of China, the United States Patent and Trademark office and United States Copyright office or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and the same remain in full force and effect.

Section 3.15 Insurance. Schedule 3.15 contains a complete and correct list and summary description of all insurance policies maintained (at present or at any time since January 1, 2004) by or on behalf of each Person in the Seller Group. A complete and correct copy of all such policies together with all riders and amendments thereto has been delivered to NeoStem. such policies are in full force and effect, and all premiums due thereon have been paid. Each Person in the Seller Group has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the Business, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

Section 3.16 Environmental Matters. (a) Compliance with Environmental Law. The Seller Group has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of any Person in the Seller Group (including the Real Property) and the use and ownership thereof, and to the operation of the Business. No material violation by any Person in the Seller Group is being alleged of any applicable Environmental Law relating to any of the properties and assets of the Seller Group including (the Real Property) or the use or ownership thereof, or to the operation of the Business.

(b) Other Environmental Matters. (i) Neither the Seller Group or any other Person (including any tenant or subtenant) has caused or taken any action that will result in, nor is any Person in the Seller Group subject to, any material liability or obligation on the part of any Person in the Seller Group or any of its Affiliates, relating to (x) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by any Person in the Seller Group or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous materials.

(ii) The Seller has disclosed and made available to NeoStem all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Seller Group relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by any Person in the Seller Group or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous materials used, managed, handled, transported, treated, generated, stored or Released by any Person in the Seller Group or any other Person on, under, about or from any of the Real Property, or otherwise in connection with the use or operation of any of the properties and assets of any Person in the Seller Group, or the Business.

Section 3.17 Affiliate Transactions. (a) Schedule 3.17(a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any Person in the Seller Group, on the one hand, and any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected, and that (i) are material and currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to any Person in the Seller Group. Except as disclosed in Schedule 3.17(a), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 3.17(a) was on terms and conditions as favorable to the relevant Person in the Seller Group as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than any of its Affiliates. For the purposes of this Section 3.17(a), “material” shall mean reasonably likely to result in consideration to any Person in the Seller Group, or imposing liability or contingent liability on any Person in the Seller Group, in excess of five percent (5%) of net sales of Seller Group for the fiscal year ended December 31, 2007 or (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Person in the Seller Group’s right to offer or sell products or services.

(b) Except as set forth in Schedule 3.17(b), no stockholder, officer, director or employee of any Person in the Seller Group, or any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, more than five percent (5%) interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, or (y) any Person, that is a supplier, customer or competitor of any Person in the Seller Group, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Person in the Seller Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any Person in the Seller Group in an amount in excess of five percent (5%) of net sales of the Seller Group for the fiscal year ended December 31, 2007.

Section 3.18 Employees, Labor matters, etc. Except as set forth on Schedule 3.18, no Person in the Seller Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by any Person in the Seller Group. Since January 1, 2004, there has not occurred or been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any Person in the Seller Group. Except as set forth on Schedule 3.18, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of any Person in the Seller Group. Each Person in the Seller Group has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, could not result in any material liability or obligation on the part of any Person in the Seller Group or NeoStem or any of its Affiliates, or have or result in a Material Adverse Effect.

Section 3.19 Benefit Plans and Related Matters. (a) Except as set forth on Schedule 3.19(a), with respect to any employee or former employee of any Person in the Seller Group, no Person in the Seller Group, or any affiliated company presently maintains, contributes to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (ii) any plan, program or arrangement which is an employee pension benefit plan, or an “employee welfare benefit plan” as defined under relevant laws, applicable to any Person in the Seller Group. Each plan, program and arrangement set forth on Schedule 3.19(a) is herein referred to as an “Employee Benefit Plan”. The term “affiliated company” means any organization that would be aggregated with the any Person in the Seller Group under Section 414(b), (c), (m) or (o) of the Code.

(b) There is no pending or threatened legal action, claim, proceeding or investigation against or involving any Employee Benefit Plan (other than routine claims for benefits) and there is no basis for any facts which could give rise to any such condition, legal action, claim, proceeding or investigation.

(c) None of the Persons in the Seller Group nor any of its Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or a collective bargaining agreement or contract with any labor union relating to any employees or former employees of such Person in the Seller Group.

Section 3.20 Taxes. (a) Except as set forth on Schedule 3.20(a), (i) all Returns required to be filed by, or with respect to any activities or assets of, each Person in the Seller Group have been duly and timely filed and are correct and complete in all material respects, (ii) all Taxes shown as owing on such Returns have been paid and (iii) no Person in the Seller Group is currently the beneficiary of any extension of time within which to file any Return.

(b) Except as set forth on Schedule 3.20(b), (i) all Taxes that are or may become payable by any Person in the Seller Group or chargeable as an Encumbrance upon its assets for which the filing of a Return is not required have been duly and timely paid and (ii) each Person in the Seller Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

(c) Except as set forth on Schedule 3.20(c), there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of any Person in the Seller Group asserted, raised or threatened by any taxing authority and, to the knowledge the Seller Group or any BVI Shareholder, no circumstances exist to form the basis for such a claim or issue.

(d) Schedule 3.20(d) lists all Tax Returns that have been filed with respect to any Person in the Seller Group for taxable periods ended on or after January 1, 2002 and that have not yet been audited or are currently the subject of audit.

(e) Except as set forth on Schedule 3.20(e), no Person in the Seller Group has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

(f) Except as set forth in Schedule 3.20(g), no Person in the Seller Group (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Tax Return.

Section 3.21 Accounts Receivable. Each Person in the Seller Group has delivered or caused to be delivered to NeoStem a complete and accurate aging of all accounts receivable of such Person in the Seller Group as of the end of each monthly period since January 1, 2006. Except as set forth in Schedule 3.21, no account receivable any Person in the Seller Group reflected on the most recent balance sheet and no account receivable arising after the date of such balance sheet and reflected on the books of the Seller Group is uncollectible or subject to counterclaim or offset, except to the extent reserved against thereon. All accounts receivable reflected on such balance sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by any Person in the Seller Group. Except as set forth in Schedule 3.21, all discounts to customers of each Person in the Seller Group are as shown on its books and records and in no event exceed one percent of receivables to which they relate.

Section 3.22 Customers. Schedule 3.22 sets forth for each of the years ended from December 31, 2005 to December 31, 2007 and for the interim periods ended March 31, 2008 and June 30, 2008 (a) the names and addresses of the ten (10) largest customers of the Seller Group based on the aggregate value of services ordered from the Seller by such customers during each such period and (b) the amount for which each such customer was invoiced during each such period. No Person in the Seller Group has received any notice or has any reason to believe that any material customer of Seller (i) has ceased, or will cease, to use the services of Seller, (ii) has materially reduced or will materially reduce, the use of services of Seller or (iii) has sought, or is seeking, to materially reduce the price it will pay for services of Seller, which cessations and reductions, either individually or in the aggregate, could have or result in a Material Adverse Effect.

Section 3.23 Bank Accounts. Schedule 3.23 sets forth a complete and correct list containing the names set forth of each bank in which any Person in the Seller Group has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

Section 3.24 Disclosure. This Agreement and each certificate or other instrument or document furnished by or on behalf of the Seller Group to NeoStem or any agent or representative of NeoStem pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

Section 3.25 FCPA. None of the Persons in the Seller Group have conducted or authorized any of the employees, officers, agents, directors, affiliates, or representatives of any Person in the Seller Group to conduct any activities that may violate any provisions of the FCPA.

Section 3.26 Compliance with Applicable Laws. (a) Except as disclosed on Schedule 3.26, (a) each Person in the Seller Group is not in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (i) any Law applicable to it or any of its properties, assets, operations or business, (ii) any provision of its Organizational Documents, or (iii) any contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound of affected, except in the case of the foregoing clauses (i) and (iii) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, could not have or result in a Material Adverse Effect, or materially impair the ability of any Person in the Seller Group to perform its respective obligations hereunder and under the Ancillary Agreements, and (b) no Person in the Seller Group has received any notice or has knowledge of any claim alleging any such conflict, violation, breach or default.

Section 3.27 Licenses and Permits. Each Person in the Seller Group has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies (the “Seller Group Licenses”) as are necessary to own, lease or operate its properties and to conduct its business as presently conducted and all such Seller Group Licenses are valid and in full force and effect, other than any failure to have any such Seller Group License or any failure of any such Seller Group License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a Material Adverse Effect. Each Person in the Seller Group is and, within the period of all applicable statutes of limitations, has been in compliance with its obligations under such Seller Group Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Seller Group Licenses. Each Person in the Seller Group has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of such Person or any of its Subsidiaries to renew any material Seller Group License. Subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in Schedule 3.4(a), neither the execution nor delivery by any Person of the Seller Group of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any material Seller Group License.

Section 3.28 Brokers and Intermediaries. No Person in the Seller Group has employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

Section 3.29 Disclosure. This Agreement and each Ancillary Agreement, and each certificate or other instrument or document to which any Person in the Seller Group is a party and which has furnished by or on behalf of any Person in the Seller Group to NeoStem or any agent or representative of NeoStem pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NEOSTEM

NeoStem hereby represents and warrants to the Seller Group as follows:

Section 4.1 Corporate Status. NeoStem is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. NeoStem has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the periodic reports ("SEC Reports") that NeoStem files with SEC.

Section 4.2 Authorization. NeoStem has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which NeoStem shall be a party, the performance of its respective obligations hereunder and thereunder, and the consummation by NeoStem of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of NeoStem. NeoStem has duly executed this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it shall be a party. This Agreement constitutes, and each such Ancillary Agreement or other instrument when so executed and delivered will constitute the legal, valid and binding obligation of NeoStem enforceable against NeoStem in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.3 Consents. Except for actions to be taken in connection with (a) the filing and effectiveness of the Registration Statement, (b) filings required pursuant to any state securities or “blue sky” laws and (c) filings and other matters relating to the listing or quoting on a Stock Exchange of the shares of NeoStem Common Stock required to be issued pursuant to this Agreement, no Government Approval or other consent is required to be obtained or made by NeoStem in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it shall be a party or the consummation of the transactions contemplated hereby or thereby, except for consents the failure of which to be made or obtained individually and in the aggregate, could not have or result in a Material Adverse Effect, or materially impair the ability of NeoStem to perform its respective obligations hereunder and under such Ancillary Agreements.

Section 4.4 Noncontravention. The execution, delivery and performance by NeoStem, as the case may be, of this Agreement and the Ancillary Agreements to which the it shall be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in or require the creation of any Encumbrance (or any obligation to create any Encumbrance) on any of the properties or assets of NeoStem under (a) subject to making all filings, notifications and disclosures and receipt of all permits, authorizations, consents and approvals referred to in clauses “a” through “c” of Section 4.3, any Law applicable to NeoStem or any of its respective properties or assets, (b) subject to obtaining the approval of the Exchange by holders of the NeoStem Common Stock and the NeoStem Preferred Stock, any provision of any of the Organizational Documents of NeoStem, or (c) any contract, agreement or other instrument to which NeoStem is a party or by which its properties or assets may be bound, except, in the case of clause (c), for violations and defaults that, individually and in the aggregate, would not materially impair the ability of NeoStem to perform its obligations hereunder and under the Ancillary Agreements.

Section 4.5 Brokers and Intermediaries. NeoStem has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business. The Seller Group shall continue to carry on its business in substantially the same manner as it has heretofore. No Person in the Seller Group or the HK Shareholder will take any action which would have a Material Adverse Effect on the Business or the transactions contemplated by this Agreement, except as expressly consented to by NeoStem in writing.

(a) Except as expressly consented to by NeoStem in writing or otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Closing Date, the Seller Group shall:

(1) not cause or permit any amendment, supplement, waiver or modification to or of any of Organizational Documents of the HK Entity or any Person in the Seller Group;

(2) not declare dividends on, or redeem or repurchase any shares of, any class of capital stock or issue any capital stock of the HK Entity or any Person in the Seller Group.

(3) not increase any obligations of the HK Entity or any Person in the Seller Group with respect to Indebtedness, repay any loans or other amounts outstanding, make capital expenditures in excess of $50,000 in the aggregate, pay any bonuses or advances against salaries except as set forth on Schedule 5.1, prepay any accounts payable, delay payment of any trade payables other than in the ordinary course of business, or make any other cash payments other than in the ordinary course of business;

(4) not sell, transfer, assign, lease, license, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Encumbrance, any of the Assets (including, without limitation, all of its Intellectual Property), except for sales in the ordinary course of business;

(5) not enter into or assume any contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof, except for such contracts and amendments, supplements, waivers and modifications thereof that, individually and in the aggregate, are not material to any Person in the Seller Group and that are entered into, assumed or permitted in the ordinary course of business and following prior notice to and consultation with NeoStem;

(6) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except in the ordinary course of business of the Seller Group, and following prior notice to and consultation with NeoStem;

(7) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, except in the ordinary course of business of the Seller Group and following prior notice to and consultation with NeoStem;

(8) not organize any new subsidiary or acquire any capital stock of any Person or any equity or ownership interest in any business, except in the ordinary course of business of the Seller Group and following prior notice to and consultation with NeoStem;

(9) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article III;

Section 5.2 Access and Information. The Persons in the Seller Group and the HK Shareholder will each afford to the officers and authorized representatives of NeoStem full access to the properties, books and records of any Person in the Seller Group, as the case may be, in order that NeoStem may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Persons in the Seller Group, and each will furnish NeoStem with such additional financial and operating data and other information as to the business and properties of the Persons in the Seller Group, as the case may be, as the other shall from time to time reasonably request.

Section 5.3 Confidentiality. The parties hereto hereby agree to treat all of the information required to be disclosed or exchanged in connection with this Agreement, the Ancillary Agreements, the VIE Documents and any other confidential information a party hereto receives from another party hereto as confidential, to not use any of such information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, to return to such other party all tangible embodiments (and all copies) of such information which are in its possession. Other than required under the relevant disclosure rules of under the securities laws of the united states, the parties hereto may disclose on a confidential basis the transactions contemplated hereby and any information which such party may obtain from another party hereto to their respective Representatives to the extent necessary to obtain their services in connection with the transactions contemplated hereby. The obligation to maintain the confidentiality of information shall not apply to any information disclosed or disclosures made in response to a valid subpoena or similar process or to an order of a court of competent jurisdiction, provided that the disclosing party shall have used its best efforts to notify the other party hereto to whom the confidential information belongs in time to afford such party an opportunity to contest such process or order.

Section 5.4 Further Actions. (a) Each party hereto shall use best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill all closing conditions hereunder and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

(b) Each party hereto shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party, and give such reasonable undertakings as may be required in connection therewith, and (ii) use best efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and consents necessary to be obtained or made by such party, in each case in connection with this Agreement or the Ancillary Agreements, the sale and transfer of the HK Entity Shares pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby. Such party shall coordinate and cooperate with all other parties hereto in exchanging such information and supplying such reasonable assistance as may be reasonably requested by such other parties in connection with the filings and other actions contemplated by this Section 5.4.

(c) At all times prior to the Closing Date, each party shall promptly notify the other in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the closing conditions contained herein to be satisfied, promptly upon becoming aware of the same.

If any third party whose consent is required to transfer the benefit of any contract or Governmental Approval to NeoStem (the “Rights”) does not consent to such transfer, the Seller Group shall, at the request of NeoStem and to the extent permitted by Law, enforce, use, carry out and comply with such Right against such Person as agent of NeoStem, at NeoStem’s cost and expense and for NeoStem’s exclusive benefit.

Section 5.5 Further Assurances. Following the Closing Date, each Person in the Seller Group shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by NeoStem, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer to NeoStem of the ownership and intended related benefits of the business of the Institute).

Section 5.6 FCPA. None of the Persons in the Seller Group will conduct or authorize any employees, officers, agents, directors, affiliates, or representatives of the HK Entity to conduct any activities that may violate any provisions of the FCPA.

Section 5.7 Registration Statement/Proxy Statement.

(a) Each Person in the Seller Group shall promptly furnish NeoStem with all information concerning it as may be required for inclusion in the registration statement on Form S-4 (as amended, supplemented or modified, the "Registration Statement") to be filed with the SEC by NeoStem under the Securities Act, including the prospectus relating to NeoStem Common Stock to be issued in the Exchange (as amended, supplemented or modified, the “Prospectus”) and the proxy statement and form of proxies relating to, among other things, the vote of the stockholders of NeoStem with respect to the Exchange (as amended, supplemented or modified, the “Proxy Statement"). Each Person in the Seller Group shall cooperate with NeoStem in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist NeoStem in having the Registration Statement declared effective by the SEC as promptly as practicable consistent with the timing for the NeoStem Annual Meeting (as defined below) as determined by NeoStem. Each Person in the Seller Group hereby represents and warrants to NeoStem that the information provided by any Person in the Seller Group for inclusion in at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the annual meeting of stockholders of NeoStem to which such Proxy Statement relates (the "NeoStem Annual Meeting"), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Closing, any Person in the Seller Group obtains knowledge of any information pertaining to Seller Group that would require any amendment or supplement to the Registration Statement or the Proxy Statement, such Person shall so advise NeoStem and shall promptly furnish NeoStem with all information as shall be required for such amendment or supplement.

(b) The Seller Group shall provide to NeoStem (a) if the filing with the SEC of the Registration Statement and/or Proxy Statement occurs prior to November 14, 2008, (i) audited consolidated balance sheets of each the HK Entity and each other Person in the Seller Group as may be required by the SEC or otherwise under applicable Law, and its respective Subsidiaries as of December 31, 2007 and December 31, 2006, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of each such Person and its Subsidiaries for the years ended December 31, 2007 and December 31, 2006, and (iii) an unqualified report with respect to such audited financial statements by Moore Stephens, which report shall be in form and substance reasonably satisfactory to NeoStem, and (b) if the filing with the SEC of the Registration Statement and/or Proxy Statement Closing occurs on or after November 14, 2008, in addition to the items referred to in clause “a” of this Section 5.7, (i) unaudited consolidated balance sheets of each of Person in the Seller Group and its respective Subsidiaries as of September 30, 2008 and 2007, (ii) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of each of Person in the Seller Group and its respective Subsidiaries for the three and nine months ended September 30, 2008 and 2007, and (iii) all other financial statements of each Person of the Seller Group required for the Registration Statement and/or Proxy Statement to be filed by NeoStem (collectively, the "Seller Group Financial Statements"). Such financial statements shall be prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), consistently applied, and shall conform in all material respects to all provisions of the SEC’s Regulation S-X, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s rules and regulations.

(c) Prior to the filing by NeoStem of the Registration Statement and/or Proxy Statement, the Seller Group shall cause Moore Stephens to deliver to NeoStem an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the Registration Statement and/or Proxy Statement delivered pursuant to Section 5.7(b).

(d) Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in clause “a” of Section 5.7, the Seller Group shall cause Moore Stephens to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 5.7(b).

(e) Prior to the filing by NeoStem of the Registration Statement and/or Proxy Statement, each Person in the Seller Group shall cooperate with NeoStem in providing to NeoStem such consolidated financial statements, financial data, accountants’ reports and legal opinions as NeoStem shall reasonably request with respect to the filing with the SEC by NeoStem of the Registration Statement and/or Proxy Statement.

Section 5.8 Financial Statements for a Current Report on Form 8-K.

(a) Prior to the Closing, the Seller Group shall provide to NeoStem (a) the Seller Group Financial Statements, and (b) if the Closing occurs on or after November 14, 2009, in addition to the items referred to in clause “a” of this Section 5.8, (i) unaudited consolidated balance sheets of each of Person in the Seller Group and its respective Subsidiaries as of September 30, 2008 and 2007, (ii) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of each of Person in the Seller Group and its respective Subsidiaries for the three and nine months ended September 30, 2008 and 2007, and (iii) all other financial statements of each Person of the Seller Group required for any SEC filing to be filed by NeoStem. Such financial statements shall be prepared in accordance with U.S. GAAP, consistently applied, and shall conform in all material respects to all provisions of the SEC’s Regulation S-X, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s Current Report on Form 8-K.

(b) At the Closing, the Seller Group shall cause Moore Stephens to deliver to NeoStem an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the reports delivered pursuant to Section 5.8(a).

(c) Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in clause “a” of Section 5.8, the Seller Group shall cause Moore Stephens to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 5.8(a).

(d) Prior to the Closing, each Person in the Seller Group shall cooperate with NeoStem in providing to NeoStem such consolidated financial statements, financial data and accountants’ reports as NeoStem shall reasonably request with respect to any filing that NeoStem shall make under the Securities Act or the Exchange Act.

Section 5.9. Assistance to Institute Co. During the period from and after the Closing Date until the tenth anniversary of the Closing Date, (i) NeoStem shall cause its U.S. operations to assist the Institute Co. in its reasonable best efforts to secure patients from the United States who seek treatment overseas, with a goal of securing a minimum of 200 such patients per year; and (ii) NeoStem shall assist the Institute Co. in its reasonable best efforts to expand the Institute Co.’s network and be a leader in regenerative medicine related technology, with the intention of reviewing opportunities to use NeoStem’s VSEL technologies in furtherance of such effort.

Section 5.10. Auditor Fees. The cost of auditor fees for the audit of the Seller Group’s financial statements in connection with the transactions contemplated hereby incurred by the Seller Group shall be reimbursed by NeoStem as part of the closing costs of such transactions at the Closing.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Each Party. The obligations of each Person in the Seller Group and NeoStem to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions:

(a) (i) This Agreement, the Exchange and the transactions contemplated hereby shall have been approved and adopted by the HK Shareholder and the HK Entity in the manner required by any applicable Law, and (ii) the issuance of the Exchange Shares shall have been approved by NeoStem’s stockholders and NeoStem in the manner required by any applicable Law and the applicable rules of the American Stock Exchange, Inc., The New York Stock Exchange, Inc. or The NASDAQ Stock Market on which the NeoStem Common Stock is quoted or listed (each, a "Stock Exchange").

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would have a NeoStem Material Adverse Effect (as defined herein) after the Closing and after giving effect to consummation of the transactions contemplated by this Agreement. For such purpose, a “NeoStem Material Adverse Effect” means, with respect to any event, occurrence, matter, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a “Circumstance”), individually or taken together with all other Circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, assets (including without limitation intangible assets), liabilities (contingent or otherwise), financial condition, results of operations or prospects of NeoStem and its Subsidiaries, taken as a whole.

(c) The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

(d) The Exchange Shares required to be issued pursuant to the Exchange shall have been approved for listing on the Stock Exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance.

(e) Each of Robin Smith and Wang Taihua shall have entered into employment agreements with NeoStem, effective as of the Closing Date, in substantially form and substance reasonably acceptable to NeoStem and each of them of (each, an “Employment Agreement”).

(f) This Agreement, the Ancillary Agreements and the VIE Documents, if and to the extent required, shall have been delivered to the relevant governmental organizations for inspection and approval and all such approvals shall have been obtained.

(g) The VIE Documents shall be satisfactory as to form and substance to NeoStem, and copies of the VIE Documents shall have been provided to NeoStem.

Section 6.2 Conditions to NeoStem’s Obligations. The obligations of NeoStem to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by NeoStem) prior to or at Closing of each of the following conditions:

(a) The representations and warranties of each Person in the Seller Group set forth in Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or a Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.6 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

(b) Each Person in the Seller Group shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a Material Adverse Effect.

(d) Each Person in the Seller Group shall have obtained all authorizations, consents, waivers, approvals or other actions described in Schedule 3.4 in connection with the execution, delivery and performance of this Agreement by each Person in the Seller Group (the “Seller Group Approvals”) and the Seller Group Approvals shall be in full force and effect as of the Closing Date. NeoStem shall have obtained all authorizations, consents, waivers, approvals or other actions described in Sections 4.3 and 4.4 (the “NeoStem Approvals”) and the NeoStem Approvals shall be in full force and effect as of the Closing Date.

(e) There shall not be pending any legal proceeding by any Governmental Authority or other third party which (a) in the reasonable judgment of NeoStem’s Board of Directors, is reasonably likely to cause a NeoStem Material Adverse Effect after the Closing, giving effect to consummation of the transactions contemplated by this Agreement and (b) either (i) challenges or seeks to restrain or prohibit the consummation of the Exchange or any of the other transactions contemplated by this Agreement, (ii) seeks to prohibit or limit the ownership or operation by NeoStem, any Person in the Seller Group or any of their respective subsidiaries of, or to compel NeoStem, any Person in the Seller Group or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of NeoStem, any Person in the Seller Group or any of their respective subsidiaries, as a result of the Exchange or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of NeoStem to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the HK Entity, including the right to vote such capital stock of the HK Entity on all matters properly presented to the HK Shareholder, or (iv) seeks to prohibit NeoStem or any subsidiary of NeoStem from effectively controlling in any material respect the business or operations of NeoStem or the subsidiaries of NeoStem, including the HK Entity or the WFOE.

(f) Prior to or at the Closing, the HK Entity shall have delivered to NeoStem the following:

(1) a certificate of the Chairman of each of the HK Entity, the Institute Co. and an appropriate officer of the WFOE (executed on behalf of each of the HK Entity, the Institute Co. and the WFOE, respectively), and the HK Shareholder, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person’s knowledge, the conditions specified in Sections 6.2(a), (b) and (c) have been satisfied;

(2) a certificate of the Secretary or Assistant Secretary of the HK Entity and the Institute Co., dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any document related hereto; and

(3) (a) a copy of (1) the certificate of formation, as amended, of the HK Entity, certified by the Registrar of Company in Hong Kong and dated not earlier than fifteen days prior to the Closing, (2) the by-laws (or the Hong Kong equivalent thereof), as amended, of the HK Entity and (3) the resolutions of the HK Entity’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby as of the Closing Date and (b) comparable documentation for each of the Institute Co. and the WFOE.

(g) NeoStem shall have received an opinion of each of People's Republic of China counsel to the Seller Group and the Hong Kong counsel to the Seller Group, in the form and substance reasonably satisfactory to NeoStem, including without limitation, with respect to the Exchange, the VIE Documents, the regulatory status of each entity within the Seller Group and the disclosure in the Registration Statement. Such counsel shall also provide NeoStem with appropriate opinion letters prior to the filing of the Registration Statement and/or Proxy Statement and at the Closing.

(h) NeoStem shall have received the opinion of vFinance to the effect that as of the date hereof the terms of the exchange are fair to NeoStem’s stockholders from a financial point of view.

(i) All directors of the Seller Group whose resignations shall have been requested by NeoStem not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing.

(j) At the Closing, the HK Shareholder shall have delivered all of the certificates representing the HK Shares to NeoStem as provided in Section 2.1.

(k) The Ancillary Agreements, including, without limitation the Escrow Agreement, shall have been executed and delivered by each of the HK Entity, the Institute Co. and the HK Shareholder party thereto and in the case of the Escrow Agreement, the Escrow Agent, and shall be satisfactory in form and substance to NeoStem.

(l) With respect to any periods following the execution of this Agreement, the HK Entity, the Institute Co. and the HK Shareholder shall have delivered to NeoStem all financial information, financial statements for the Chinese business operations which have been prepared in accordance with U.S. GAAP and audited by Moore Stephens and other information as required to be included in NeoStem's SEC Reports. The HK Entity, the Institute Co, and the HK Shareholder shall cause Moore Stephens to deliver to NeoStem an audit report with respect to the aforementioned financial statements and an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the aforementioned audit report.

(m) All corporate, partnership and other proceedings of each Person in the Seller Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, the VIE Documents and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to NeoStem and its counsel, and NeoStem and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

(n) The result of due diligence, including but not limited to, the legal due diligence, financial due diligence and business due diligence, shall be reasonably satisfactory to NeoStem.

(o) NeoStem shall have received evidence reasonably satisfactory to it from each relevant PRC Governmental Authority that HK Entity and the Institute Co. are in compliance in all material respects with all applicable Tax Laws and Environmental Laws.

(p) NeoStem shall have received a non-competition agreement executed by each of Dr. Wang Taihua and Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, a China limited liability company, agreement in form and substance reasonably satisfactory to NeoStem.

(q) NeoStem shall have received the names and biographies of least three individuals, satisfactory to NeoStem in its sole discretion, who have expressed a sincere desire and are able to serve on NeoStem's Board of Directors; provided, however, that NeoStem's determination that any of such individuals are satisfactory to it shall not in any way obligate NeoStem to cause any of such individuals to be designated, appointed or otherwise elected to serve on NeoStem's Board of Directors.

(r) NeoStem shall have received evidence satisfactory to it that any and all of the properties and assets (real, personal or mixed, tangible or intangible), including without limitation, any and all equipment, necessary or appropriate to use or to hold for use in the Business are used or held for use by the Institute Co., free and clear of any and all Encumbrances, and that such assets have a net book value of at least RMB 4,267,265 as of the Closing Date.

(s) The WOFE registered capital in the amount of U.S. $150,000 shall have been duly authorized, fully paid in a timely manner and non-assessable and the loan in the amount of U.S. $150,000 shall have been made in accordance with the Loan Agreement, and NeoStem shall have received evidence thereof satisfactory to NeoStem and its counsel.

(t) Dr. Wang shall have entered into a consultant or employment agreement acceptable to NeoStem, in its reasonable discretion.

Section 6.3 Conditions to Obligations of the HK Entity, the Institute Co. and the HK Shareholder. The obligations of the HK Entity, the Institute Co. and the HK Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the HK Entity, the Institute Co. and the HK Shareholder) at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of NeoStem set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or a NeoStem Material Adverse Effect set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a NeoStem Material Adverse Effect, provided that the representations and warranties set forth in Sections 4.1 and 4.2 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

(b) NeoStem shall have performed in all material respects each of its obligations under this Agreement and shall have complied in all material respects with each covenant to be performed and complied with by NeoStem under this Agreement at or prior to the Closing.

(c) NeoStem shall have obtained all of the NeoStem Approvals and the NeoStem Approvals shall be in full force and effect as of the Closing Date.

(d) Prior to or at the Closing, NeoStem shall have delivered to CBH the following:

(1) a certificate of the President or a Vice President of NeoStem (executed on behalf of NeoStem), dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to such person’s knowledge, the conditions specified in Sections 6.3(a), (b) and (c) have been satisfied;

(2) a certificate of the Secretary or Assistant Secretary of NeoStem, dated the Closing Date, as to the incumbency of any officer of NeoStem executing this Agreement or any document related hereto; and

(3) a copy of (i) the certificate of incorporation, as amended, of NeoStem, certified by the Delaware Secretary of State and dated not earlier than fifteen days prior to the Closing, (ii) a certificate of the Delaware Secretary of State, dated not earlier than fifteen days prior to the Closing and confirming that NeoStem is in good standing in the State of Delaware, (iii) the by-laws, as amended, of NeoStem, certified by the Secretary or Assistant Secretary of NeoStem as of the Closing Date, and (iv) the resolutions of NeoStem’s Board of Directors (or committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of NeoStem as of the Closing Date.

(e) Since the date of this Agreement, there shall not have occurred any act, event or omission having or reasonably likely to have a NeoStem Material Adverse Effect.

(f) At the Closing, NeoStem shall have delivered the certificates representing the Exchange Shares in accordance with Section 2.1.

(g) The Ancillary Agreements, including without limitation, the Escrow Agreement to which NeoStem shall be a party shall have been executed and delivered by NeoStem and in the case of the Escrow Agreement, the Escrow Agent, and shall be satisfactory in form and substance to the HK Entity, the Institute Co. and the HK Shareholder in their reasonable judgment; and NeoStem shall have deposited with the Escrow Agent the Escrow Certificates representing the NeoStem Common Stock under the Escrow Agreement in accordance with Section 2.2

(h) All corporate and other proceedings of NeoStem in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the HK Entity, the Institute Co. and the HK Shareholder and their counsel, and the HK Entity, the Institute Co. and the HK Shareholder and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

(i) A majority of the members of the board of directors of NeoStem, by taking all required actions, shall have approved the transactions contemplated in this Agreement.

ARTICLE VII
INDEMNIFICATION; SURVIVAL

Section 7.1 Indemnification.

(a) The HK Entity, the Institute Co., the WFOE and the HK Shareholder, jointly and severally, hereby agree to indemnify NeoStem and each of the officers, agents and directors of NeoStem against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on (i) any material inaccuracy of any representation or warranty when made or deemed made by any of the HK Entity, the Institute Co., the WFOE or the HK Shareholder herein, in any Ancillary Agreement or in any VIE Document or (ii) any failure of any the HK Entity, the Institute Co., the WFOE or the HK Shareholder to perform any covenant or agreement hereunder or under any Ancillary Agreement, the VIE Documents or fulfill any other obligation in respect hereof or thereof.

(b) NeoStem hereby agrees to indemnify the HK Entity, the Institute Co. and the HK Shareholder against any Loss to which it or they may become subject arising out of or based on (i) any material inaccuracy of any representation or warranty when made or deemed made by any of NeoStem herein or in any Ancillary Agreement or (ii) any failure of any NeoStem to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof.

Section 7.2 Indemnification Procedures. (a) All claims for indemnification by any party (the “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this section. In the event that any written claim or demand for which the party from whom indemnification is sought (the “Indemnifying Party”) would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen (15) days after such Indemnified Party has actual knowledge of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The Indemnifying Party shall have fifteen (15) days from the personal delivery or mailing of the claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand.

(b) All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to assume the defense of the Indemnified Party by appropriate proceedings; provided, that (i) counsel for the Indemnifying Party who shall conduct such defense shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s cost and expense and (ii) except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or demand, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or demand. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Seller Group and NeoStem shall cooperate in the defense of any claim or demand subject to this Section 7 and the records of each shall be available to the other with respect to such defense.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the parties hereto; or

(b) by the HK Entity, the Institute Co. and the HK Shareholder or NeoStem by written notice to the other party after 5:00 p.m. New York time on March 31, 2009, if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the Persons in the Seller Group and NeoStem.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, each party shall promptly return the other parties all confidential documents and other material received from such parties and their Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof. Upon termination, this Agreement shall become void and have no effect, without liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except as specified in Section 5.3 and except for any liability resulting from such party’s breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Publicity. So long as this Agreement is in effect, none of the parties hereto nor their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or withdrawn, except as may be required by law or the regulations or policies of any securities exchange (and in that event only if time does not permit), in which case the party required to make the release or statement shall provide prompt notice to the other parties so that they may seek an appropriate protective order, waive compliance with the terms of this section or comment on such release or statement in advance of such issuance.

Section 9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

if to the HK Entity or the HK Shareholder, to:

China StemCell Medical Holding Limited
12th Floor,
Ruttonjee House,
11Duddell Street,
Central, Hongkong
Attn: Zhao Shuwei

if to NeoStem:

NeoStem, Inc.
20 Lexington Avenue, Suite 450
New York, New York 10170
Attention: Catherine Vaczy
Telecopy: (646) 514-7787

with a copy (which shall not constitute notice) to:

Lowenstein, Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Alan Wovsaniker, Esq.
Telecopy No.: (973) 597-2400

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, “knowledge” of a party shall mean the actual knowledge of all officers of such party with a title of executive vice president or higher.

Section 9.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

Section 9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and any and all confidentiality agreements previously entered into between among the parties hereto, constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

Section 9.6 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

Section 9.7 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Exchange or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware.

Section 9.8 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Exchange, on behalf of itself or its property, by the delivery of copies of such process to such party in the same manner as notice is to be provided pursuant to Section 9.2. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 9.9. Specific Performance; Rescission Rights. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled by this Agreement, including, without limitation, pursuant to the indemnification pursuant to Article VII, or by law, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder, and NeoStem shall have the right to rescind this Agreement, in its entirety, if and to the extent, there shall occur at any time (i) any material inaccuracy of any representation or warranty when made or deemed made by any of the HK Entity, the Institute Co., the WFOE or the HK Shareholder herein, in any Ancillary Agreement or in any VIE Document or (ii) any failure of any the HK Entity, the Institute Co., the WFOE or the HK Shareholder to perform any covenant or agreement hereunder or under any Ancillary Agreement, the VIE Documents or fulfill any other obligation in respect hereof or thereof.

Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.11 Expenses. Subject to the provisions of Sections 2.2 and 5.10, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.12 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 9.13 No Strict Construction. Each of the HK Entity, the HK Shareholder and NeoStem acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

Section 9.14 Language Translations. Each Party acknowledges that this Agreement has been prepared in English. In the event of a conflict between different translations of these terms, the English translation will govern.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

NEOSTEM, INC.

By: /s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

CHINA STEMCELL MEDICAL HOLDING LIMITED

By: /s/ Shuwei Zhao
Name: Shuwei Zhao
Title: Authorized Representative

SHANDONG NEW MEDICINE RESEARCH INSTITUTE OF INTEGRATED TRADITIONAL AND WESTERN MEDICINE LIMITED LIABILITY COMPANY

By: /s/ Wang Taihua
Name: Wang Taihua
Title: Authorized Representative

/s/ Shuwei Zhao
Zhao Shuwei

BEIJING HUAMEITAI BIO-TECHNOLOGY LIMITED LIABILITY COMPANY

By: /s/ Shuwei Zhao
Name: Shuwei Zhao
Title: Authorized Representative